Exhibit 99.1

EverQuote Announces New Share Repurchase Authorization

CAMBRIDGE, Mass, October 21, 2026 -- EverQuote, Inc. (“EverQuote” or the “Company”) Nasdaq: EVER), a leading provider of growth solutions for property and casualty insurance providers today announced that its Board of Directors has approved a share repurchase program that authorizes the Company to purchase up to $50.0 million of the Company’s Class A common stock from time to time.

“We have continued to demonstrate our success in delivering strong free cash flow and have confidence in our ongoing growth trajectory,” said Joseph Sanborn, Chief Financial Officer and Chief Administrative Officer of EverQuote. “Our cash generation gives us the ability to fuel growth, invest in our AI innovation and to extend our leadership position, while simultaneously returning capital to shareholders.”

The timing and total amount of share purchases, if any, will depend upon various factors, including market conditions, and may be made through open market purchases, in privately negotiated transactions or by other means, including pursuant to Rule 10b5-1 plans. The program may be suspended or discontinued at any time and does not obligate the Company to acquire any amount of its Class A common stock.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about the approved share repurchase program, including the amount, timing and manner of any repurchases. Actual results may differ materially due to risks and uncertainties, including market conditions, the Company’s stock price, the Company’s liquidity and capital needs, restrictions under the Company’s credit facility, and the factors described under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this report. The Company undertakes no obligation to update them, except as required by law.

About EverQuote

EverQuote (Nasdaq: EVER) is a leading AI-powered growth solutions partner for regulated property and casualty insurance entities, enabling the largest insurance carriers and thousands of agents to maximize customer acquisition across digital channels. Fueled by our proprietary data assets and our AI traffic engine, EverQuote is transforming the way providers attract and engage consumers to grow market share. To learn more visit investors.everquote.com.

EverQuote Investor Relations Contact:

Sara Buda

EverQuote

sara.buda@everquote.com